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                                                                   Exhibit 10.12

[TCI LETTERHEAD]

                                                               December 15, 1997
William Cotta
Vice President, Network Operations
PathNet, Inc.
1015 31st Street, NW
Washington. DC 20007

                                LETTER AGREEMENT

Dear Mr. Cotta:

      Pursuant to discussions to date, the following represents the understanding of PathNet, Inc., a Delaware corporation ("Pathnet"), and TCI Wireline, Inc., a Colorado corporation ("TCI Wireline"), regarding fault surveillance monitoring services that TCI Wireline proposes to provide to Pathnet. Pathnet and TCI Wireline have negotiated terms and conditions whereby TCI Wireline will provide such services to Pathnet. By execution of this Letter Agreement, the parties agree as follows:

1. Using Pathnet's web browser-based tool:

      a. TCI Wireline will provide fault surveillance services on the portion of Pathnet's Northern Border Pipeline Route originating at Ventura, Iowa and terminating at Brookings, South Dakota, and including the following hops along the Route at Crystal Lake, Iowa, East Chain, CS13, Jeffers, CS12, Marshall, Lake Stay, and Lake Shaokatan, Minnesota, and CS11 South Dakota ("CS" in each instance being "Compression Station").

      b. TCI Wireline will report faults to Pathnet pursuant to outage procedures and escalation guidelines provided by Pathnet.

      c. TCI Wireline will begin providing services at the monthly rate of $1410.00 for the 10 hops identified above, at 12:01 am, Central Time, on December 22, 1997, and will continue until notified by Pathnet that Pathnet is terminating the services.

2. Payment by Pathnet to TCI Wireline for the services will be made monthly, in advance, and are due upon receipt of TCI Wireline's invoice therefor.

3. Pathnet agrees to indemnify and hold TCI Wireline and its affiliated entities, their successors and assigns, including their respective officers, directors, employees, agents, and representatives, from any and all losses, claims, actions, damages, judgments, lawsuits, arbitration fees and expenses, legal fees and costs, attorney's fees, and other liabilities incurred by TCI Wireline relating in any way to claims against Pathnet relating to the fault surveillance services provided under this Letter Agreement. This indemnification shall survive the termination or expiration of this Letter Agreement.

4. Pathnet agrees that it will not assign this Letter Agreement, nor any of the rights and obligations hereunder.

William Cotta
Vice President, Network Operations
PathNet, Inc.
December 16, 1997
Page 2


5. The parties agree that, except as may be required by law, each party hereto will keep in confidence all confidential and proprietary information of the other party which may be learned in the course of the discussions held and the services to be provided hereunder. The provisions of this paragraph will survive this Letter Agreement.

6. The parties agree that this Letter Agreement constitutes a binding agreement on the parties hereto and shall remain in full force and effect until a date certain specified in a notice of intent to terminate delivered by either party hereunder to the other, or until December 31,1998, whichever is earlier.

      If this coincides with your understanding of the terms under which TCI Wireline will provide fault surveillance services to Pathnet on the ten Pathnet hops specified above, please indicate your approval and acceptance by executing both copies where indicated below. Before commence of the services, one original needs to be returned to my attention along with payment of the first month's services, in the amount of $1410.00. The second original should be retained by you for your files.

                                        Very truly yours, TCI
                                        WIRELINE, INC.


                                        /s/ Edward V. Macatee
                                        Edward ("Van") V. Macatee, III
                                        Vice President, Managed Network Services

Evm/jm

THE TERMS AND CONDITIONS outlined herein reflect the understanding of PathNet, Inc. as relates to the fault surveillance services described.

DATED this 16th day of December, 1997.

PACNET, INC.


By: /s/ William Cotta
    William Cotta
    Vice President, Network Operations

cc: Robert J. Lemming
    Jean Mueller
    Marty Snella